
MASTERWORKS

Offering Details

Offering Amount:

$504K

Annual Appreciation of Record Prices[2]:

29.3%

Sharpe Ratio[3] (1995-2023):

Zao's Market

▲ 0.89

vs.

S&P 500

0.52

vs.

All Art

0.37

Annual Appreciation of Similar Works[4]:

16.2%

Median Appreciation of Repeat Sales[5]:

15.3%

Auction Record (2018):

$65.2M

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About Zao Wou-Ki

Top 10 Global Artist

The late Zao, a global market mainstay, ranks #7 for all artists at auction form 2013-2023, surpassing luminaries like Van Gogh and Rothko.[1]



Highly Decorated

In his lifetime, Zao received Japan's Imperial Prize for painting in 1994, and was elected to the Académie des beaux-arts, Paris in 2002.



Globally Celebrated

Zao's work is in the permanent collections of 150+ global institutions, including the Tate Modern, MoMA, Guggenheim, The Met, and the Musee d'Art Moderne Paris.



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Important Disclosures

More information on the Offering Circular can be found at sec.gov

1. "Ranked #7 of all artists at auction from 2013-2023, beating titans like Van Gogh and Rothko." This statement is based on publicly available data and select sales from 2013-2023 on Artprice.com as analyzed by Masterworks' internal research team.

2. A "record price" reflects the highest hammer price (excluding auction house buyer's premium) achieved at a public auction for any artwork by a particular artist. The art market considers the progression of record hammer prices to be an indication of an artist's market momentum and growth rate. Artworks by Zao Wou-Ki have a record price compound annual growth rate ("CAGR") of 29.3% from February 23, 1985 to June 30, 2023. This calculation is based on (i) a record price of $1,800 on February 23, 1985, the earliest date that a painting by the artist was sold at public auction according to publicly available data and (ii) $57,491,550, the most recent record price as of June 30, 2023, the date that the Masterworks internal public sale database was last populated with artist market records. This analysis is based on public records as tracked by Masterworks and third-party data sources. Past record hammer price trends may not be indicative of future trends.

3. The risk-adjusted appreciation, otherwise known as "Sharpe Ratio", can be used to evaluate the total performance of an asset, portfolio, or in this case the artist's market, and indicates how well the artist's market has performed historically in comparison to the rate of return on a risk-free investment, such as U.S. government treasury bonds or bills. The market for Zao Wou-Ki has a risk-adjusted appreciation of 0.89. Risk-adjusted appreciation reflects (x) the average annualized artist market appreciation (depreciation) of all artworks by an artist that have sold at least twice at public auction (referred to as "repeat sales"), minus the risk-free rate of return. The risk-free rate of return is measured by the average annual risk-free rate at year end over the applicable time period, divided by (y) the volatility of the returns in an artist's market, as measured by the standard deviation of those returns. The applicable time period begins on the later of (a) the earliest purchase price date for the artist's first repeat sale and (b) December 31, 1989, the year end of the earliest year when other financial indices were available, and ends on the last sale date that the artist had a repeat sale. "Repeat sales" exclude artworks of an artist that were held for less than 1 year, meaning that an artwork was bought and sold at public auction in a span of less than 365 days, but may include transactions involving Masterworks acting as buyer or seller, and only include artworks reflective of the artist's main medium, as defined by Masterworks. This analysis is based on public records as tracked by Masterworks and by third-party data sources.

4. The data point above captures the historical data for selected auctions sales transactions, which are similar to the Artwork. The selected sales data is intended to provide an estimate of the historical appreciation rate of the Artwork by looking at a set of similar works by the artist that have sold at public auction. The set of similar sales comprise paintings by Zao Wou-Ki with the following criteria: Works created between 1965 and 1970 that measure from 15 inches by 15 inches to 25 inches by 25 inches, excluding works with blue, reds, and works with vertical composition. Where the price with buyer's premium was not listed, it was calculated based on the auction house's terms and conditions. The data was sourced from publicly available auction records and does not include private sales. Such data may be incomplete or inaccurate. Sale records that do not contain images may be excluded from the comparative set. Although the paintings in the described set have similar characteristics to the Artwork, each individual painting is unique in terms of artistic content, coloring, condition, provenance and other factors. We, therefore, cannot make any determination or representation that any of the data set forth above is useful in determining the value of the Artwork and you are urged not to place undue reliance on such data. The art transaction data is not intended to indicate past or expected performance of any security. Similar sales may include transactions involving Masterworks acting as a buyer or seller. For the purposes of the table above, any sale that was conducted in a foreign currency has been converted to US Dollars at the prevailing exchange rate as of the applicable sale date. The realized prices comprised by this set of transactions have increased at an estimated 16.2% CAGR implied from selected sales occurring from April 6, 1993, to June 13, 2023.

5. Median repeat sale pair appreciation reflects the median annualized price appreciation rate of all artworks by an artist that have sold at least twice at public auction (referred to as "repeat sales"). Repeat sale pair appreciation rates can be a useful measure of the progression of prices in a particular artist's market over time. The median repeat sale pair appreciation for Zao Wou-Ki is 15.3%, which is based on 98 repeat sales during the time period beginning on the first purchase price date for the artist's earliest repeat sales pair, which in the case of Zao Wou-Ki was March 21, 1984 and ending on the last date a repeat sale occurred for such artist, which in the case of Zao Wou-Ki was June 7, 2023. "Repeat sales" exclude artworks of an artist that were held for less than 1 year, meaning that an artwork was bought and sold at public auction in a span of less than 365 days, but may include transactions involving Masterworks acting as buyer or seller, and only include artworks reflective of the artist's main medium, as defined by Masterworks. This analysis is based on public records as tracked by Masterworks and third-party data sources. Past repeat sale appreciation rates may not be indicative of future repeat sale appreciation rates.

Masterworks may, from time to time, engage in "testing the waters" under Regulation A of the Securities Act of 1933, as amended, for the offerings currently filed with (but not yet qualified by) the SEC. This process allows companies to determine whether there may be interest in an eventual offering of their securities. Masterworks is not under any obligation to make an offering under Regulation A. We may choose to make an offering to some, but not all, of the people, who indicate an interest in investing, and that offering might not be made under Regulation A. If we go ahead with an offering, we will only be able to make sales after we have filed an offering statement with the SEC and the SEC has "qualified" the offering statement. The information in the offering statement will be more complete than any information provided on our website, and could differ in important ways. You must consider fully the information provided in the offering statement filed with (and qualified by) the SEC prior to making any investment decision. No money or other consideration is being solicited at this time for any pre-qualified offering, and if sent in response, will not be accepted.

Art sales price data and metrics are used for comparative modeling purposes only. Each painting is unique and historical price trends of a group of selected artwork is not a direct proxy for historical price performance of any specific painting or any investment in securities referenced. The data shown represents whole art and is not comparative of an investment into our offerings, which includes fees and expenses.